EXHIBIT 10.29

                           CHILDREN'S WONDERLAND, INC.
                                  P.O. BOX 6129
                              OXNARD, CA 93031-6129




June 9, 2000

Debby Bitticks
and Kenneth Bitticks
c/o Children's Wonderland, Inc.
P.O. Box 6129
Oxnard, CA 93031-6129

Dear Debby and Ken:

       Reference is made to that certain Settlement Agreement and Release of All Claims ("Settlement Agreement"), dated in or about March, 2000, pursuant to which certain litigations initiated by Children's Wonderland, Inc, (the "Company") and the two of you ("Debby" and "Ken"), in your capacity as officers of the Company, against the Royce Parties, as defined in the Settlement Agreement, were settled and general releases were agreed to among the parties as part of such Settlement Agreement. As used in this letter, "you" refers to Debby and Ken.

          The Company and you agree as follows:

       1. The Company indemnifies and holds you harmless and agrees to defend you from and against any loss, damage or liability as set forth in this paragraph 1. In furtherance thereof, the Company will pay you for all reasonable costs, fees and expenses, including reasonable legal expenses, which you may incur in the future in connection with the defense of any lawsuit initiated by any of the Royce Parties or any of the Company's shareholders or creditors against either of you, except for (1) lawsuits based on claims unrelated to the subject matter of the Settlement Agreement, the litigations covered by the Settlement Agreement or this Agreement and (2) lawsuits which would not have arisen but for the gross negligence or willful misconduct of either of you.

       2. The Company will use certain proceeds, described below, to reimburse either of you, but in any event at a minimum reimbursement rate of $15,000 per month, for $350,000 of accountable credit card debt ("Credit Card Debt") which you have incurred to date to pay for expenses of the Company and, after the date hereof until the amount of the Credit Card Debt is reimbursed to you in full, the Company will use such proceeds to pay all of the interest and penalty charges accruing on the outstanding Credit Card Debt. The Company will apply the following proceeds toward reimbursement to you of the Credit Card Debt and the interest and penalty charges accruing thereon (as described in the preceding sentence): (a) promptly upon receipt, 100% of the proceeds received by the Company (net of expenses related thereto) from the sale by the Company of up to three

Ms. Debby Bitticks
and Kenneth Bitticks
June 9, 2000
Page 2


          care centers located in California which the Company, after the date hereof, acquires from an entity named Aloha Pacific; and (b) 10% of the proceeds received by the Company (net of expenses related thereto) from any equity or debt (to the extent permitted by the Lender(s)) financing transaction completed by the Company after the date hereof. The Company agrees to use best efforts to immediately re-sell one or more care centers located in California which the Company acquires from Aloha Pacific. With respect to the possible acquisitions by the Company of the care centers from Aloha Pacific, Robert Becker and John Clarke, by signing below, agree to fund the difference between $400,000 and the funds available to the Company (if less than $400,000) at the time the Company decides to acquire such three care centers from Aloha Pacific.

       3. The Company will issue to Debby the number of shares of the Company's common stock ("Common Stock"), after giving effect to a reverse split of the Common Stock, which is equal to 5.0% of the total outstanding Common Stock on the date hereof on a fully diluted basis after taking into account the conversion of all of the Company's Series A Convertible Preferred Stock outstanding but not taking into account the conversion of any other convertible securities which the Company has outstanding or is obligated to issue, including the Company's Series B Preferred Stock. The Company will not be obligated to issue the shares of Common Stock to you as contemplated in the preceding sentence until such time as the Company has amended its Restated Articles of Incorporation to authorize a sufficient number of shares of Common Stock to permit the conversion of the Company's outstanding convertible securities, or any other convertible securities which it is obligated to issue and to permit such issuance of shares to you. In addition, the Company will permit the cashless exercise of all of Ken's outstanding options and warrants to purchase Common Stock.

       4. The obligations of the Company set forth in the foregoing paragraphs 1, 2 and 3 are conditioned upon (i) the completion of the exchange for Units (consisting of the Company's Series B Convertible Preferred Stock and Warrants to purchase its Common Stock) of all of the Company's outstanding debt to you (jointly or severally held) (the "Total Debt"), except for the Credit Card Debt (the Total Debt minus the Credit Card Debt is referred to herein as the "Primary Debt"), upon the terms set forth in that certain Confidential Subscription Agreement of the Company, dated March 3, 2000, (ii) the execution and delivery by each of you of General Releases relating to all obligations of the Company other than the Credit Card Debt and the Company's obligations under this Agreement, and (iii) the execution and filing by each of you of appropriate UCC-3 and/or other termination statements to release the liens relating only to the Primary Debt against the Company.

       5. You agree that, once we have reimbursed you for the Credit Card Debt and paid all penalty and interest charges as provided above, you will promptly execute and deliver to the Company each of your General Releases of all obligations of the Company and

Ms. Debby Bitticks
and Kenneth Bitticks
June 9, 2000
Page 3


          execute and file appropriate UCC-3 and/or other termination statements so that all liens held by either of you against the Company will be terminated.

       6. Promptly upon execution of this Agreement, the Company will negotiate with Debby in good faith the terms of a two-year employment agreement to serve as the Company's President, pursuant to which it is currently contemplated that, in return for your services to the Company, Debby will be entitle to an ANNUAL salary or of a MINIMUM of $100,000 per year accruing until Company has raised $2,000,000 or sufficient funds.

       You and we agree that the terms set forth in this Agreement will have no force or effect unless this Agreement is executed by both Robert Becker and John Clarke below.

                                   Very truly yours,

                                   CHILDREN'S WONDERLAND, INC.


                                   By:               /s/
                                       -----------------------------------------
                                   Name:  John Clarke
                                   Title: Chairman and CEO


APPROVED BY:


               /s/
--------------------------------
Name: Robert Wilson
Title:   Director



             /s/
--------------------------------
Name: Robert Becker
Title:   Principal Shareholder



 /s/
--------------------------------
Name:  John Clarke
Title: Principal Shareholder

Ms. Debby Bitticks
and Kenneth Bitticks
June 9, 2000
Page 4


ACCEPTED AND AGREED ON THE
DATE FIRST WRITTEN ABOVE:


 /s/                                            /s/
----------------------------                   -------------------------------
DEBBY BITTICKS                                 KENNETH BITTICKS